Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181357 and 333-181359 on Form S-3 and 333-25261-99, 333-73041-99, 333-73075-99, 333-136841-99 and 333-181362 on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Otter Tail Corporation and its subsidiaries, and the effectiveness of the Otter Tail Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 27, 2013